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                                                                    EXHIBIT 10.1
                                                        POWER PURCHASE AGREEMENT



                                                              EXECUTION ORIGINAL





                            POWER PURCHASE AGREEMENT
                                     BETWEEN
                         COMMONWEALTH ENERGY CORPORATION
                                       AND
                         CALPINE POWER SERVICES COMPANY
                                    FOR POWER
                             FROM THE GEYSERS UNITS
                                 5/07/99-6/30/02
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                            POWER PURCHASE AGREEMENT

             This Power Purchase Agreement ("Agreement") is made and entered into as of April ___, 1999, by and between the Commonwealth Energy Corporation, a California corporation ("Commonwealth"), and Calpine Power Services Company, a California corporation ("Calpine"), and sets forth the terms and conditions for the purchase and sale of power from certain electrical generating power plants located within "The Geysers" Known Geothermal Resource Area in Sonoma and Lake Counties, California, which is powered by geothermal steam (said plants are commonly known collectively as the "Geysers Units").

                                    RECITALS

            A. The electricity generated from certain units at the Geysers is classified as in-state renewable electricity generation technology within the meaning of the California Public Utilities Code Section 383.5(a)(1) ("Renewable Energy") because the fuel source for the units is geothermal steam. Commonwealth wants its total electric energy portfolio to be Renewable Energy. Accordingly, Commonwealth desires to purchase energy generated Geysers Units which is certified to be Renewable Energy and therefore is eligible to be matched with retail customers to be eligible for the receipt of funds from the Consumer Credit program administered by the California Energy Commission ("CEC"). The Geysers Units are controlled and operated by affiliates of Calpine, and Calpine has the right to sell energy generated at the Geysers Units.

            B. Commonwealth and Calpine have negotiated the terms, provisions, covenants and conditions for a power purchase agreement, and wish to reduce their agreement to writing.

            NOW, THEREFORE, the parties agree as set forth below.

      1. DEFINITIONS. The following terms when used in this Agreement or in attachments to this Agreement with initial capitalized letters or all capitalized letters, as applicable, shall have the meanings set forth below in this Section 1. The definitions are equally applicable to both the singular and plural forms of the terms defined.

      1.1 Day. "Day" or "day" means a calendar day, beginning and ending at twelve o'clock midnight.

      1.2 Delivery Points. "Delivery Points" means the electric energy delivery points identified in Schedule III hereto.

      1.3 Green Tickets. "Green Tickets" means the certification, document or other identification supplied by Calpine's Scheduling Coordinator or other authorized person that indicates that a unit of electric energy was produced by an in-state renewable electricity generation source in connection with which application may be made for credit or reimbursement from the CEC's Customer Credit Sub-account.

      1.4 ISO. "ISO" means the California Independent System Operator.

      1.5 Participating Buyer. "Participating Buyer shall have the meaning provided in Appendix A to the ISO Tariff as amended from time to time. The current ISO Tariff definition is: a Direct Access End-User or a wholesale buyer of energy or ancillary services through Scheduling Coordinators.

      1.6 Participating Generator. "Participating Generator shall have the meaning provided in Appendix A to the ISO Tariff as amended from time to time. The current ISO Tariff definition is: a generator or other seller of energy or ancillary services through a Scheduling Coordinator over the ISO Controlled Grid and which has undertaken to be bound by the terms of the ISO Tariff.

      1.7 PG&E. "PG&E" means Pacific Gas and Electric Company.


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      1.8 Renewable Energy. "Renewable Energy" shall have the meaning set forth in Recital A.

      1.9 Scheduling Coordinator. "Scheduling Coordinator" shall have the meaning provided in Appendix A to the ISO Tariff as amended from time to time. The current ISO Tariff definition is: an entity certified by the ISO for the purposes of undertaking the functions specified in Section 2.2.6 of the ISO Tariff.

      1.10 Commonwealth Analyst. "Commonwealth Analyst" shall have the meaning provided in Section 11.1.

      1.11 Commonwealth Operator. "Commonwealth Operator" shall have the meaning provided in Section 13.1.

      1.12 Commonwealth Scheduler. "Commonwealth Scheduler" shall have the meaning provided in Section 13.1.

      1.13 Uncontrollable Force. "Uncontrollable Force" shall have the meaning as provided in Section 16.

      1.14 WSCC. "WSCC" means the Western Systems Coordinating Council.

      2. CONTRACT TERM. The term of this Agreement shall commence at 0001 hour on the date that is the later of (i) the 7th day of May, 1999 or (ii) the first day after the day Calpine's affiliates complete their acquisition of the Geysers Units, and such term shall continue until the hour ending 2400 on June 30, 2002.

      3. COMMONWEALTH PURCHASE OBLIGATIONS. Commencing on the first minute of the term and continuing during the term of this Agreement, Calpine shall deliver to Commonwealth (at various Delivery Points in accordance with Section 6) electric energy in the amounts set forth in Section 4, and Commonwealth shall accept delivery of such electric energy at the Delivery Points and shall pay Calpine for such electric energy at the rates set forth in Section 5.

      4. QUANTITY OF POWER. Unless otherwise agreed to by the parties from time to time in writing, during each hour of each day during the term hereof, Calpine shall deliver and Commonwealth shall purchase the following amounts of electric energy:

      [CONFIDENTIAL TREATMENT REQUESTED]*


      The parties further agree to implement such procedures whereby from time to time at the election of Commonwealth, in its sole discretion, Commonwealth may request delivery of electric energy in amounts greater than the foregoing, and Calpine, in its sole discretion, may agree to deliver such greater amounts.

      5. PRICE CHARGED FOR POWER. Commonwealth shall pay Calpine the following amounts for the electric energy delivered hereunder:

      [CONFIDENTIAL TREATMENT REQUESTED]*

      6. DELIVERY POINTS:  TITLE TRANSFER:  INDEMNITY.



--------

* The omitted information has been filed separately with the Securities and Exchange Commission pursuant to Rule 406.


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      6.1 Delivery Points. Calpine shall cause electric energy sold hereunder to be delivered to any one or more of the Delivery Points in accordance with
Section 10. The specific Delivery Points to be used at any given time and from time to time shall be determined by Calpine in its sole discretion.

      6.2 Title Transfer and Indemnity. As between the parties, Calpine shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of electric energy prior to delivery to the Delivery Points, and Commonwealth shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of electric energy at and from the Delivery Points. Title to and risk of loss related to electric energy shall transfer from Calpine to Commonwealth upon delivery thereof at the Delivery Points. Each party (a "First Party") shall indemnify, defend and hold harmless the other party from any and all claims, actions, damages, losses and other liabilities involving personal injury or property damage arising out of or relating to any act or incident involving electric energy on the First Party's side of the Delivery Points.

      7. SOURCE OF POWER. Calpine shall provide Commonwealth with electric energy produced from the Geyers Units, except that Commonwealth and Calpine acknowledge and agree that since the ISO requires scheduled deliveries of electric energy to be deemed delivered with an imbalance process mandating the purchase of electric energy from the ISO to account for Under-deliveries of scheduled electric energy, Calpine may substitute imbalance energy provided by the ISO for scheduled energy Calpine fails to deliver hereunder, and any such imbalance energy so delivered shall be deemed to satisfy Calpine's obligations hereunder. Calpine shall provide Commonwealth with Green Tickets in respect of any such imbalance energy, at no additional charge to Commonwealth.

      8. OPERATION OF THE GEYSERS UNITS. Calpine will cause the delivery of all electric energy hereunder in a manner consistent with PG&E transmission interconnection requirements, as well as ISO, WSCC and North America Electric Reliability Council requirements.

      9. LIMITATION ON DAMAGES. If either party fails to perform under this Agreement, and such failure is not otherwise excused under the provisions of
Section 16, damages shall be limited as follows:

      9.1 If Commonwealth fails to purchase any quantity of electric energy hereunder, Calpine's sole remedy shall be to receive from Commonwealth a payment equal to the amount. If any, by which the aggregate purchase price for such quantity here under exceeds the aggregate amount actually received by Calpine from any alternative buyer of such quantity of electric energy. Calpine shall exercise good faith efforts to notify Commonwealth before entering into such alternative sale and to sell such power at the highest reasonable price available.

      9.2 If Calpine is unable during any period to deliver the required amount of electric energy from the Geysers Units hereunder, and such performance is not rectified by the ISOs provision of imbalance energy and Calpine's supply of Green Tickets as described in Section 7 above, then Calpine's exclusive obligations and liabilities, and Commonwealth's exclusive remedies, shall be at Commonwealth's election, to obtain an alternate supply for such quantity of energy (either with alternate Renewable Energy or non-Renewable Energy) to cover such quantity of electric energy not delivered by Calpine, and in the event that the purchase price for such alternative electric energy is greater than the contract price for such electric energy in this Agreement. Calpine shall reimburse Commonwealth for such difference. In any such event, Commonwealth shall exercise good faith efforts to notify Calpine before purchasing electric energy to replace that which Calpine failed to supply and to purchase such alternative electric energy at the lowest cost available, subject to ensuring that the alternative power satisfies Commonwealth's reliability, quality and delivery requirements.

      9.3 Both Commonwealth and Calpine acknowledge and agree that any remedies and/or damages that might otherwise be available to either of them arising from an unexcused failure to purchase or deliver electric energy hereunder, in addition to the remedies expressly set forth in Section 9.1 and 9.2, are waived, and that Section 9.1 and 9.2 are the exclusive remedies and damages of the parties arising out of or in


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connection with nay such unexcused failure. Without limiting the foregoing, neither party shall in any event be liable to the other party for any indirect, consequential or punitive damages.

      9.4 If Commonwealth is in default or any of its obligations hereunder (including its obligation to maintain a Letter of Credit under Section 11.6), then Calpine may immediately cease, and shall be excused from, delivering any further electric energy hereunder.

      10. ISO CHARGES.

      10.1 The parties understand that the Geysers Units and all associated transmission facilities are located in the control area of the ISO. Calpine and Commonwealth shall carry out all their activities hereunder in compliance with all applicable ISO tariffs, protocols and procedures, Calpine in its capacity as a Participating Generator, and Commonwealth in its capacity as a Participating Buyer. Calpine (or its affiliates) will be responsible for any requirements that the ISO imposes on the Geysers Units, including metering enhancements and telecommunications.

      10.2 Calpine will be solely responsible for arranging, managing and paying all costs necessary for Calpine to deliver electric energy to the Delivery Points (including all ISO charging or Scheduling Coordinator charges incurred by Calpine in scheduling the sale of power to Commonwealth at the Delivery Points), and Commonwealth shall be responsible for arranging, managing and paying all costs necessary for Commonwealth to accept electric energy at the Delivery Points (including all Scheduling Coordinator charges, and all ISO charges, including charges for transmission, grid management, line losses and similar charges).

      10.3 Calpine shall be responsible for any and all charges or penalties imposed on or associated with imbalances in the delivery of electric power which are caused by Calpine. Commonwealth shall be responsible for any and all charges or penalties imposed on or associated with imbalances in the delivery of electric power which are caused by Commonwealth. The parties will cooperate to minimize or avoid any such imbalance charges.

      11. BILLING AND PAYMENT.

      11.1 Monthly Bills. On or before the fifteenth (15th) day of each calendar month Calpine shall render to Commonwealth a bill for power delivery to Commonwealth during the prior calendar month, the amount of which will be calculated at the price set forth in Section 5. A bill shall be deemed to have been rendered if sent via first class mail, fax or overnight courier to the Commonwealth Power System Analyst ("Commonwealth Analyst"), address as provided in the contact information attached as Schedule I. Such bill shall include supporting detail showing the amount of power supplied during all hours on a daily basis, and the price for such power for all hours on a daily basis.

      11.2 Estimate. If charges under this Agreement cannot be determined accurately for preparing a monthly bill, Calpine may use its best estimate in preparing the monthly bill and such estimated monthly bill shall be paid by Commonwealth in accordance with Section 11.3. Calpine's estimate will be based on reasonably available information including, but not limited to, records of historical usage, physical condition of the metering facility, and available meter readings. When final and complete information becomes available and the estimated charges can be determined more accurately, Calpine shall promptly prepare and submit, to the extent necessary, an adjusted monthly bill to Commonwealth. Any additional payment or refund, including any applicable interest at the rate provided in Section 11.4. shall be made as appropriate.

      11.3 Payment. Commonwealth shall pay all bills rendered pursuant to this Section by separate check or electronic transfer within fifteen (15) days after such bills are received by Commonwealth.

      11.4 Interest. Interest shall accrue on any portion of the bill for which payment has not been received by the due date specified in Section 11.3, prorated by calendar day. Such interest will accrue at an


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annual rate of interest equal to the prime rate of interest quoted by Nations
Bank from time to time, plus two percent (2%), or the maximum rate of interest allowed under applicable law, whichever is less.

      11.5 Disputed Bills. If any portion of any bill is disputed by Commonwealth in good faith pursuant to Section 26, Commonwealth shall pay to Calpine the undisputed portion of the bill by the due date specified in Section
11.3. If the protested portion of the bill is found to have been correct, Commonwealth shall pay to Calpine the disputed portion which was withheld from payment plus interest, at the rate specified in Section 11.4, prorated by calendar day, for the period from the day such disputed payment was due pursuant to Section 11.3 to the day such payment is received by Calpine.

      11.6 Letter of Credit. As security for its obligations under this Agreement, Commonwealth shall obtain and maintain during the term hereof for the benefit of Calpine a Letter of Credit (the "LOC") in the form of Exhibit A hereto in the applicable amounts specified by Schedule IV, as amended with respect to the amounts, and at the dates, as specified by Schedule IV. Commonwealth shall cause the LOC to be issued by a bank reasonably acceptable to Calpine and delivered to Calpine five working days before the term of this Agreement commences under Section 2. Calpine may draw down on the LOC at any time and from time to time in accordance with the terms thereof in the event that (i) Commonwealth is in default of any of its obligations under this Agreement or (ii) if at any time during the term of this Agreement, Commonwealth has failed to cause the LOC to be renewed, maintained or extended as provided herein and in a manner such that there is never less than ten days remaining prior to the expiration date thereof. In the event that Calpine makes any draw under the LOC, Commonwealth shall cause the principal amount of the LOC to be increased to the applicable amount specified in Section IV or otherwise re-issued to the applicable amount specified in Schedule IV, within five days after the date of such draw.

      11.7 ISO Accounting. The accounting of actual deliveries of power from Calpine to Commonwealth pursuant to this Agreement shall be based upon final ISO actual deliveries as provided by Commonwealth's and Calpine's respective ISO Schedule Coordinators.

      11.8 Taxes. Commonwealth shall be responsible for and shall pay, caused to be paid, or reimburse Calpine if Calpine is required to pay, any and all sales, use, excise, energy or other taxes, assessments or other similar governmental charges, whether federal, state or local, applicable to the sale or purchase of electric energy and the other transactions hereunder.

      12. AUDITS. Each of Commonwealth and Calpine shall have the right to audit and to examine any cost, payment, settlement or supporting documentation related to any billing associated with any item set forth in this Agreement. Any such audit shall be at the requesting party's expense and undertaken by such party or its representatives at reasonable times and in conformance with generally accepted auditing standards. The right to audit a bill shall extend for a period of twelve (12) months following the receipt of the bill and shall survive the termination of this Agreement. Each party shall retain all necessary records or documentation for the entire length of the audit period and shall take all steps reasonably available to assure the confidentiality of the other party's accounting records and supporting documents. Any bill as to which no exception has been taken within twelve (12) months after receipt by the party receiving the same shall conclusively be true and correct.

      13. ROUTINE NOTIFICATION TO BE REGULARLY PROVIDED BY CALPINE TO COMMONWEALTH. Calpine shall provide notification to Commonwealth as set forth in this Section 13.

      13.1 Weekly Notification. On a weekly basis, Calpine will inform the Commonwealth Power System Scheduler ("Commonwealth Scheduler") of Calpine's plans regarding electric energy deliveries hereunder during the following calendar week (i.e., commencing on the following Monday). The information shall include; (1) specification of those days upon which generation is expected to take place; (2) the expected power to be delivered for Commonwealth in MW reported for each hour of the day; and (3) any special circumstance, such as testing, outages, etc., that might impact the delivery of power to Commonwealth at the Delivery Points. The information described in this Section shall be provided to the Commonwealth Scheduler by Calpine on the Thursday prior to the affected week and shall be transmitted


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via facsimile, or electronically, the receipt of which shall be confirmed by phone. The contact information for the Commonwealth Scheduler is provided in Scheduler I.

      13.2 Prescheduling. Prescheduled days are those days upon which the Commonwealth Scheduler plans for the resources and generation necessary to serve the Commonwealth load for a day or number of days subsequent to the day of prescheduling. The following is the current typical prescheduling pattern followed by Commonwealth Schedulers: Monday is the prescheduling day for Tuesday, Tuesday is the prescheduling day for Wednesday, Wednesday is the prescheduling day for Thursday, Thursday is the prescheduling day for Friday and Saturday, and Friday is the prescheduling day for Sunday and Monday. The pattern will change periodically to accommodate WSCC designated holidays, and may change due to changes in ISO scheduling practices or scheduling protocols. No later than 0600, Pacific time, Calpine will provide the Commonwealth Scheduler with a schedule or schedules of hourly expected power to be delivered to Commonwealth for the day or days being prescheduled. A sample schedule is included in
Schedule II. Calpine shall transmit the information described in this Section to the Commonwealth Scheduler via facsimile, or electronically, the receipt of which shall be confirmed by phone. The contact information for the Commonwealth Scheduler is provider in Schedule I. Both Commonwealth and Calpine will submit daily schedules to their respective ISO Scheduling Coordinators in a manner such that daily schedules are included in the ISO's Day-Ahead Market for bilateral transactions.

      13.3 Dispatching. Calpine shall provide to the Commonwealth Power Systems Operator ("Commonwealth Operator") notification of variations from the prescheduled power provided pursuant to Section 13.2 to the extent notice of such variation is provided to the ISO in accordance with ISO tariff and scheduling protocols. The contact information for the Commonwealth Operator is provided in Schedule I.

      13.4 Revisions. The parties will modify the deadlines for submission of the various schedules provided for in this Section 13 to the extent such modification becomes necessary as a result of future changes to the ISO tariff and to Calpine's interconnection agreements and arrangements with PG&E.

      14. NOTICES.

      14.1 Notice of Routing Operational Issues. Any routine operational issue shall be communicated to the applicable individuals listed in the contact list provided as Schedule I.

      14.2 Notice Of Issues Which Are Not Routine Operational Issues. Notification of an issue which is not and does not relate to a routine operational issue should be provided in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile, or sent by registered or certified mail, addressed as set forth below:

            (i)   If to Commonwealth:     Commonwealth Energy Corporation
                                          c/o Chief Executive Officer
                                          15991 Redhill Avenue, Suite 201
                                          Tustin, California 92780
                                          FAX (714) 258-0480

A copy should be sent to the Commonwealth contact persons listed in Attachment L.

            (ii)  If to Calpine:          Calpine Corporation
                                          Attn:  General Counsel
                                          50 West San Fernando Street
                                          Fifth Floor
                                          San Jose, CA 95113
                                          Fax:  (408) 975-4648

A copy should be sent to the Calpine contact persons listed in Scheduler I.


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            Any party may designate different persons or different addresses for the giving of notices for purposes of this Agreement by giving the other party written notice of the new address or different designee in the manner set forth in this Section.

      15. THE RIGHTS OF THE PARTIES AT TERMINATION. On the date of termination of this Agreement, all rights to services provided under this agreement and any rates the incorporate this Agreement shall cease, and neither party shall claim or assert any continuing right to such services under this Agreement. However, termination of this Agreement shall not after rights and obligations incurred but not satisfied or any obligation to pay moneys for transactions occurring prior to determination of this Agreement.

      16. UNCONTROLLABLE FORCE. Neither party shall be considered to be in default in the performance of any of its obligations under this Agreement when a failure of performance, including any temporary curtailment or interruption of service by Calpine, shall be due to an Uncontrollable Force. An Uncontrollable Force is any act, event or cause beyond the reasonable control of a party which adversely affects the ability of that party to perform, which could not reasonably have been avoided by such party through the exercise of due diligence, and which such party has been unable to avoid by the exercise of due diligence, including failure of or threat of failure of facilities (including breakage or accident to, or the necessity for making reasonable repairs to or reconditioning, the Geyser Units and related equipment, wells, machinery, equipment or lines of pipe), flood, earthquake, storm, fire, pestilence, lightning or other natural catastrophes, epidemic, famine, war, riot, civil disturbance or disobedience, labor dispute, strike, labor or material shortage, sabotage, government priorities, restraint by court order or public authority, and after a good faith effort by the affected party to so obtain, action or nonaction by inability to obtain necessary authorizations or approvals from any governmental agency or authority. Additionally, Uncontrollable Force shall in any event include shortfalls in steam production from the wells providing steam to the Geyser Units, and neither Calpine nor its affiliates shall have any obligation here under to rework or redrill any existing steam wells or to drill new steam wells to maintain an adequate quantity of steam to maintain any level of electric energy output. In the event a party is rendered unable to fulfill any of its obligations under this Agreement by reason of an Uncontrollable Force, such party shall give prompt written notice of such fact to the other party. A party rendered unable to fulfill any of its obligations under this Agreement by reason of an Uncontrollable Force shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved nor to relieve a party from an obligation to pay amounts otherwise owned pursuant to this Agreement.

      17. EFFECT OF SECTION HEADINGS. Section headings appearing in this Agreement are inserted for convenience and only shall not be construed as interpretations of text.

      18. NO DEDICATION OF FACILITIES. Any undertaking by either party to the other party under this Agreement shall not constitute the dedication of the electrical system, facilities, or any portion thereof, of that party to the public or to the other party's electronic system, nor affect the status of that party as an independent company or entity. Any such undertaking by the parties under this Agreement shall automatically cease upon the termination of this agreement.

      19. RELATIONSHIP OF PARTIES. The covenants, obligations and liabilities of Commonwealth and Calpine as set forth in this Agreement are intended to be several and nothing contained in this Agreement shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on either party. Neither Commonwealth nor Calpine shall be deemed to be under the control of or to control the other. Neither Commonwealth nor Calpine shall be deemed to be the agent of or have a right to power to bind the other without the express written consent of the other. Each of Commonwealth and Calpine shall be responsible only for its own obligations as provided in this Agreement.

      20. ASSIGNMENT. Neither party shall assign this Agreement without the prior written consent of the other party, except that (i) such consent in the case of a proposed assignment by either party to an


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affiliate shall not be unreasonably withheld by either party and (ii) such consent shall not be required in the case of any assignment by Calpine to a lender or other party providing Calpine or its affiliates with financing.

      21. NO THIRD PARTY BENEFICIARIES. This Agreement is for the benefit of Commonwealth and Calpine. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any person or entity other than Commonwealth and Calpine and each of their respective successors and assigns. Furthermore, nothing in this Agreement is intended to relieve or discharge any obligation of liability owned to either Commonwealth or Calpine by any person or entity not a party to this agreement, nor shall any provision give any person or entity not a party to this Agreement any right of subrogation or action against either Commonwealth or Calpine.

      22. GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California

      23. MEANING OF CERTAIN WORDS. Unless otherwise stated, any reference in this Agreement to a Section, Schedule, Exhibit or similar term refers to a Section, Schedule, Exhibit or similar term of this Agreement, as the case may be. Unless otherwise stated, a reference to a Section includes that Section and all of its Subsections. The words "include," "includes" and "including" when used in this Agreement shall be deemed in each case to be followed by the words "without limitation."

      24. ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire understanding and agreement between Commonwealth and Calpine with respect to the subject matter hereof, and supersedes all negotiations, representations, warrantees, commitments, offers, contracts and writings prior to the execution date of this agreement, written or oral. Now waiver, supplement, modification, or amendment of any provision of this Agreement shall be binding unless specifically made in writing and duly executed by both Commonwealth and Calpine.

      25. DUE AUTHORIZATION. Each of Commonwealth and Calpine represents to the pother that the execution of this agreement by such party has been duly authorized by all requisite corporate, partnership, Board or other applicable authority as required for such party to enter into this Agreement.

      26. DISPUTE RESOLUTION. should a dispute arise between the parties as to the interpretation or enforcement of this Agreement either party may, by written notice to the other, require that a member of senior management of each of the parties (a Corporate officer or higher from Commonwealth, and a Vice President of higher from Calpine) meet and attempt in good faith to resolve the dispute within a period of twenty (20) days following receipt of the notice requesting such resolution. If the senior management of the parties cannot resolve the dispute within such twenty (20) day period, either party may elect within ten
(10) days of the end of such initial twenty ()20) day period, by written notice to the other party, to submit such dispute to final resolution by arbitration before a single arbitrator to be appointed by the San Francisco office of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules of the AAA. Discovery shall be permitted in any such arbitration, but may be permitted in the discretion of the appointed arbitrator.

      27. DEFAULT BANKRUPTCY. Should either party default in the performance of its obligations under this Agreement and fail to remedy such default within a period of fifteen (15) days following receipt of a written notice of such default from the other party (or fail to commence and thereafter diligently pursue the cure of a default not reasonably susceptible to cure within such fifteen (15) day period), then, in addition to any other remedies, the aggrieved party may terminate this Agreement by written notice of termination to the party in default. Should either party become Bankrupt, the other party may terminate this Agreement by written notice of termination to the Bankrupt party. For purposes hereof, a party shall be deemed "Bankrupt" if such party (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such petition filed against it and such petition is not withdrawn or dismissed for sixty (60)


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days after such filing, (iii) otherwise becomes bankrupt or insolvent (however evidenced) under any bankruptcy or insolvency related law, or (iv) is unable to pay it debts as they fall due.

      28. PRESS RELEASES; PUBLIC ANNOUNCEMENTS. Each party shall hold as confidential and not disclose to any person (which term shall be broadly considered to include any partnership, corporation company, other entity or individual) without the prior written consent of the other party any information (including, but not limited to, the other parties' name, reference to the Geysers Units, the terms and conditions of this Agreement) regarding this Agreement or the transactions contemplated hereby, except as necessary to carry out the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date set forth under their respective signatures.

                                         COMMONWEALTH ENERGY
                                         CORPORATION

Date:  4-27-99                      By:  /s/ Frederick M. Bloom
                                         -----------------------------------
                                         Frederick M. Bloom
                                         Title:  Chief Executive Officer

                                         CALPINE POWER SERVICES
                                         COMPANY

Date:  4/27/99                      By:  /s/ Peter Cartwright
                                         -----------------------------------
                                         Peter Cartwright
                                         Title: President


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